FILED PURSUANT TO RULE 424(B)(5)
(REGISTRATION NO. 333-159218)

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 14, 2009

10,000,000 Common Shares

TEN LTD

Tsakos Energy Navigation Limited is offering for sale 10,000,000 of its common shares.

Entities affiliated with the Tsakos Holdings Foundation, which is our largest shareholder, will purchase 2,000,000 of the common shares sold in this offering.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our common shares on the New York Stock Exchange on April 18, 2012 was $6.73 per share.

We have granted the underwriters the right to purchase 1,500,000 additional common shares within 30 days from the date of this prospectus supplement.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement before you make an investment in our shares.

	Per Share	Total
Public offering price	$6.5000	$65,000,000
Underwriting discount(1)	$0.2925	$2,340,000
Proceeds, before expenses, to TEN Ltd.	$6.2075	$62,660,000

(1)	The underwriters will not receive an underwriting discount or commission on the sale of 2,000,000 common shares to the entities affiliated with the Tsakos Holdings Foundation. See “Underwriting” beginning on page S-41.

Delivery of the common shares will be made on or about April 24, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Morgan Stanley

Clarkson Capital Markets	Dahlman Rose & Company

Brock Capital

The date of this prospectus supplement is April 18, 2012

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

Before purchasing any common shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. For a more complete understanding of the terms of the offered common shares, and before making your investment decision, you should carefully read this prospectus supplement and the accompanying prospectus; and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we use the words “the Company,” “we,” “us,” “ours,” and “our,” we are referring to Tsakos Energy Navigation Limited and its wholly owned subsidiaries.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international seaborne crude oil and petroleum product transportation services and, as of March 31, 2012, operated a fleet of 48 modern crude oil carriers and petroleum product tankers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. Our fleet also includes one 2007-built Liquefied Natural Gas (“LNG”) carrier. In addition, we are building two DP2 shuttle suezmax tankers, which we expect to take delivery of in the first and second quarters of 2013 and have agreed, subject to final documentation, to the construction of a 162,000 cbm LNG carrier for delivery in the first quarter of 2015. The resulting fleet (assuming no further sales and acquisitions) would comprise 51 vessels with approximately 5.5 million dwt. We do, however, expect to sell two VLCC vessels, La Madrina and La Prudencia, in 2012.

We have an option to purchase an additional 162,000 cbm LNG carrier. We also have options to purchase two 158,000 dwt suezmax tanker newbuildings. If we exercise all these options, the LNG carrier would be delivered in the fourth quarter of 2015, the first suezmax tanker newbuilding would be delivered from a South Korean shipyard during the second quarter of 2012 and the second suezmax tanker newbuilding would be delivered in the first quarter of 2013.

We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, an affiliate company owned by our chief executive officer. Tsakos Energy Management, which performs its services exclusively for our benefit, provides us with strategic advisory, financial, accounting and back-office services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy which is technically managed by a non-affiliated ship manager and the VLCC Millenium which is on bareboat charter. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information on, and accessible through, our website is not part of this prospectus.

Our Fleet

As of March 31, 2012, our fleet consisted of the following 48 vessels:

VESSEL	YEAR BUILT	DEADWEIGHT TONS	CHARTER TYPE	EXPIRATION OF CHARTER	HULL TYPE(1) (ALL DOUBLE HULL)
VLCC
1. Millennium	1998	301,171	Bareboat Charter	September 2013
2. La Madrina	1994	299,700	Spot	—
3. La Prudencia	1993	298,900	Spot	—

SUEZMAX
1. Silia T	2002	164,286	Time Charter	March 2015
2. Triathlon(2)	2002	164,445	Time Charter	January 2014
3. Eurochampion 2004(2)	2005	164,608	Time Charter	October 2012	Ice-class 1A
4. Euronike(2)	2005	164,565	Time Charter	September 2014	Ice-class 1A
5. Archangel(2)	2006	163,216	Time Charter	March 2014	Ice-class 1A
6. Alaska(2)	2006	163,250	Time Charter	September 2014	Ice-class 1C
7. Arctic(2)	2007	163,216	Time Charter	July 2012	Ice-class 1A
8. Antarctic(2)	2007	163,216	Time Charter	September 2012	Ice-class 1A
9. Spyros K(3)	2011	157,740	Time Charter	May 2022
10. Dimitris P(3)	2011	157,648	Time Charter	August 2023

AFRAMAX
1. Proteas(2)	2006	117,055	Time Charter	March 2013	Ice-class 1A
2. Promitheas	2006	117,055	Spot	—	Ice-class 1A
3. Propontis	2006	117,055	Spot	—	Ice-class 1A
4. Izumo Princess	2007	105,374	Spot	—	DNA
5. Sakura Princess	2007	105,365	Spot	—	DNA
6. Maria Princess	2008	105,346	Time Charter	July 2012	DNA
7. Nippon Princess	2008	105,392	Time Charter	June 2012	DNA
8. Ise Princess	2009	105,361	Spot	—	DNA
9. Asahi Princess	2009	105,372	Spot	—	DNA
10. Sapporo Princess	2010	105,354	Spot	—	DNA
11. Uraga Princess	2010	105,344	Spot	—	DNA

VESSEL	YEAR BUILT	DEADWEIGHT TONS	CHARTER TYPE	EXPIRATION OF CHARTER	HULL TYPE(1) (ALL DOUBLE HULL)
PANAMAX
1. Andes(3)	2003	68,439	Time Charter	November 2013
2. Maya(3)(4)	2003	68,439	Time Charter	September 2012
3. Inca(3)(4)	2003	68,439	Time Charter	May 2013
4. Selecao	2008	74,296	Time Charter	August 2014
5. Socrates	2008	74,327	Time Charter	July 2014
6. World Harmony(3)	2009	74,200	Time Charter	April 2013
7. Chantal(3)	2009	74,329	Time Charter	June 2013
8. Selini	2009	74,296	Pool	—
9. Salamina	2009	74,251	Pool	—

HANDYMAX
1. Artemis	2005	53,039	Time Charter	November 2014	Ice-class 1C
2. Afrodite(2)	2005	53,082	Time Charter	January 2013	Ice-class 1C
3. Ariadne(2)	2005	53,021	Time Charter	September 2012	Ice-class 1C
4. Aris	2005	53,107	Pool	—	Ice-class 1C
5. Apollon(2)	2005	53,149	Time Charter	January 2013	Ice-class 1C
6. Ajax	2005	53,095	Pool	—	Ice-class 1C

HANDYSIZE
1. Didimon	2005	37,432	Time Charter	March 2014
2. Arion	2006	37,061	Pool	—	Ice-class 1A
3. Delphi	2004	37,432	Time Charter	November 2013
4. Amphitrite (formerly Antares)	2006	37,061	Pool	—	Ice-class 1B
5. Andromeda	2007	37,061	Spot	—	Ice-class 1B
6. Aegeas	2007	37,061	Time Charter	October 2013	Ice-class 1B
7. Byzantion	2007	37,275	Spot	—	Ice-class 1B
8. Bosporos	2007	37,275	Spot	—	Ice-class 1B

LNG
1. Neo Energy	2007	85,602	Time Charter	March 2016	Membrane
TOTAL VESSELS	48	5,072,803

(1)	Ice-class classifications are based on ship resistance in brash ice channels with a minimum speed of 5 knots for the following conditions ice-1A: 1m brash ice, ice-1B: 0.8m brash ice, ice-1C: 0.6m brash ice. DNA- design new aframax with shorter length overall allowing greater flexibility in the Caribbean and the United States.
(2)	The charter rate for these vessels is based on a fixed minimum rate for the Company plus different levels of profit sharing above the minimum rate, determined and settled on a calendar month basis.
(3)	These vessels are chartered under fixed and variable hire rates. The variable portion of hire is recognized to the extent the amount becomes fixed and determinable at the reporting date. Determination is every six months.
(4)	49% of the holding company of these vessels is held by a third party.

Our Newbuildings Under Construction

On March 21, 2011, we ordered two suezmax DP2 shuttle tankers from Sungdong Shipbuilding in South Korea with expected delivery dates in the first and second quarters of 2013, respectively. The newbuildings have a double hull design compliant with all classification requirements and prevailing environmental laws and regulations. Tsakos Shipping has worked closely with the Sungdong shipyard in the design of all the newbuildings and continues to work with the shipyard during the construction period. TCM provides supervisory personnel present during the construction.

Our newbuildings under construction as of March 31, 2012 consisted of the following:

VESSEL TYPE	EXPECTED DELIVERY	SHIPYARD	DEADWEIGHT TONS	PURCHASE PRICE(1) (IN $MILLIONS)
SHUTTLE
1. HULL S7001	1st Quarter 2013	Sungdong Shipbuilding	157,000	$92.8
2. HULL S7002	2nd Quarter 2013	Sungdong Shipbuilding	157,000	$92.8
TOTAL			314,000	$185.6

(1)	Including extra cost agreed as of March 31, 2012

Under the newbuilding contracts, the purchase prices for the ships are subject to deductions for delayed delivery, excessive fuel consumption and failure to meet specified deadweight tonnage requirements. We make progress payments equal to 30% or 50% of the purchase price of each vessel during the period of its construction. As of March 31, 2012, we had made progress payments of $36.8 million out of the total purchase price of approximately $185.6 million for these newbuildings. Of the remaining amount, a further $55.2 million will be paid during 2012. As of March 31, 2012, we have secured bank financing for one of our two newbuilding vessels.

As described below under “Recent Developments,” we are entering into a newbuilding contract for one LNG carrier, with an option for another newbuilding LNG carrier, and have obtained options for two suezmax tanker newbuildings.

Recent Developments

LNG Carriers

We have agreed, subject to final documentation, to the construction by Hyundai Heavy Industries of one 162,000 cbm LNG carrier. The vessel, which will be equipped with the latest tri-fuel diesel electric propulsion technology, will be scheduled for delivery in the first quarter of 2015. We also have an option for the construction of a second LNG carrier of the same specification, whose delivery would be scheduled for the fourth quarter 2015, if we exercise the option.

Options on Suezmax Newbuildings

We have obtained options to acquire two 158,000 dwt suezmax newbuildings, the first of which would be expected to be delivered by Sungdong Shipyard in South Korea in this fiscal quarter, with the second newbuilding to be delivered in the first quarter of 2013. We would have a total of 14 suezmaxes in our fleet, if we acquire these vessels.

New Chartering Arrangements for Handysize Product Tankers

We have recently arranged three and five year charters, respectively, for two of our modern handysize product tankers, which are currently operating under pooling arrangements, that are expected to commence in the second quarter of 2012.

Dividend Declaration

Our board of directors has declared a dividend of $0.15 per share payable on May 25, 2012 to shareholders of record as of May 21, 2012. Investors in this offering will receive this dividend if they continue to hold the shares purchased as of the close of business on the record date.

Unaudited Preliminary First Quarter 2012 Results

We have not completed our financial statements for the quarter ended March 31, 2012. However, based on our internal accounting records for the quarter ended March 31, 2012, we believe that voyage revenues for the first quarter of 2012 were between $80 million and $90 million and operating income for the first quarter of 2012 was between $1.5 million and $2.5 million.

The foregoing results of operations for the quarter ended March 31, 2012 are preliminary and have not been audited or reviewed by our independent registered public accounting firm. Our reported results may differ from our unaudited preliminary results and such variation could be material. The foregoing estimates represent our management’s belief as of the date of this prospectus supplement and are subject to a variety of factors beyond our control outlined in “Forward-Looking Statements.”

Our Distinguishing Factors

•

Modern, high-quality, fleet. We own a fleet of modern, high-quality tankers that are designed for enhanced safety and low operating costs. Since inception, we have committed to investments of approximately $3.5 billion, including investments of approximately $2.7 billion in newbuilding constructions, in order to maintain and improve the quality of our fleet. We believe that increasingly stringent environmental regulations and heightened concerns about liability for oil pollution have contributed to a significant demand for our vessels by leading oil companies, oil traders and major government oil entities. TCM, the technical manager of our fleet, has ISO 14001 environmental certification and ISO 1001 quality certification, based in part upon audits conducted on our vessels.

•

Diversified fleet. Our diversified fleet, which includes VLCC, suezmax, aframax, panamax, handysize and handymax tankers, as well as one LNG carrier, allows us to better serve our customers’ international crude oil and petroleum product transportation needs. We have also committed a sizable part of our newbuilding and acquisition program to ice-class vessels and we have 21 ice-class vessels. We entered the LNG market with the delivery of our LNG carrier in 2007 and are entering into a contract for the construction of a 162,000 cbm LNG carrier which will be scheduled for delivery in early 2015 and will have the option for another LNG carrier of the same specifications. In addition, we have ordered two new suezmax DP2 shuttle tankers that are expected to be delivered in the first and second quarters of 2013, respectively.

•

Stability throughout industry cycles. Historically, we have employed a high percentage of our fleet on long and medium-term employment with fixed rates or minimum rates plus profit sharing agreements. We believe this approach has resulted in high utilization rates for our vessels. At the same time, we maintain flexibility in our chartering policy to allow us to take advantage of favorable rate trends through spot market employment and contract of affreightment charters with periodic adjustments. Over the last five years, our overall average fleet utilization rate was 97.3%.

•

High-quality, sophisticated clientele. For over 39 years, Tsakos entities have maintained relationships with and achieved acceptance by national, major and other independent oil companies and refiners. Several of the world’s major oil companies and traders, including Petrobras, FLOPEC, BP, ExxonMobil, Hyundai Merchant Marine, Houston Refining, Mansel Oil, Dorado, Shell and Stena are among the regular customers of Tsakos Energy Navigation, in particular.

•

Developing LNG platform. We believe we are well positioned to capitalize on rising demand for LNG sea transport because of our extensive relationships with existing customers, strong safety track record, superior technical management capabilities and financial flexibility. We already operate one LNG carrier and have an agreed-upon newbuilding LNG carrier for delivery in the first quarter of 2015. In addition, we have an option to purchase an additional newbuilding LNG carrier for delivery in late 2015.

•

Significant leverage from our relationship with Tsakos Shipping and TCM. We believe the expertise, scale and scope of TCM are key components in maintaining low operating costs, efficiency, quality and safety. We leverage Tsakos Shipping’s reputation and longstanding relationships with leading charterers to foster charter renewals. In addition, due to its anticipated size, we believe that TCM has the ability to spread costs over a larger vessel base than that previously of Tsakos Shipping, thereby capturing even greater economies of scale that may lead to additional cost savings for us.

Our Business Strategies

•

Capitalize on our extensive relationships with energy producers. Our team has managed and operated a substantial number of crude carriers and product tankers since 1970 and has been active in the LNG shipping sector since 2007. We intend to leverage the long standing and deep relationships we have built with national, major and super major energy producers both to maximize the employment of our fleet throughout the shipping cycle and to expand our presence in the LNG sector. We believe we are well positioned to support these energy companies as they execute their growth plans in oil, petroleum products and LNG.

•

Focus on the LNG Sector. We intend to expand our investment in LNG carriers since we believe that this sector of the shipping industry currently offers growth opportunities and attractive economic returns and plays to the strength of our long standing relationships with energy producers. With the growth in world energy requirements, there has been an increasing demand for LNG as a comparatively safe, efficient and environmentally clean source of energy. This growing demand has led to significant increases in LNG production, which we believe will drive significant increased demand for LNG transportation, including particularly LNG carriers.

•

Opportunistically expand and modernize our tanker fleet. We will actively explore opportunities to acquire from first class shipyards already constructed newbuildings and to purchase recently built tankers at the attractive prices that are currently prevailing. Since we did not contract to purchase newbuildings when tanker prices were high, this will enable us to modernize and renew our tanker fleet with first class tonnage on accretive terms and will position us to continue to meet the ever evolving needs of our clients.

•

Seek to expand and diversify our customer base. We intend to cultivate relationships with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth plans and capitalizing on attractive opportunities these plans may offer shipping companies. We believe our operational expertise and financial strength in combination with our reputation and track record in energy transportation, position us favorably to capture additional commercial opportunities in the energy sectors of the shipping industry.

•

Provide high-quality customer service that acts as a benchmark for the industry. We intend to adhere to the highest standards with regard to reliability, safety and operational excellence as we execute our growth plans. Maintaining the highest safety and technical standards will, we believe, give us greater commercial opportunities to service new and existing customers and to diversify into the LNG sector.

•

Continue to Manage Our Balance Sheet and Access to Capital. We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. We believe that we have taken advantage of opportunities at attractive points of the tanker shipping cycle and that we are well-positioned to continue to do so.

Industry Overview

•

Crude oil prices remained relatively stable throughout 2011, despite a continued weak global economic outlook as well as supply disruptions. World oil supply increased 1.3% from 2010, with nearly 90% of the increase coming from OPEC. Supply was affected by disruptions to North Sea production, the loss of Libyan output, and rising Canadian and North Dakotan oil production. However, even as Libyan production waned and then resurged, Saudi Arabian production remained high, citing strong demand from Asian buyers. It is expected that demand from China will match, if not outpace, US demand in the near future. Overall, the weak global economy as well as supply disruptions, both limiting demand growth through uncertainty and higher prices, filtered through to imply a reduced increase in trade volumes in 2011.

•

2011 saw fleet growth for VLCC vessels, Suezmaxes and Aframaxes and MR products, while Panamaxes declined for the sixth year in a row. Following the increase in 2010, freight rates quickly reversed in 2011, with all three crude tanker sectors recording their lowest annual averages in the modern era, caused by a combination of the weak global economy, strong fleet growth, no support from floating storage, as well as geopolitical events.

•

Supply problems have continued into 2012, with Syrian production subject to EU and US sanctions, Yemeni supply at almost zero following strikes and political issues, North Sea production problems and Iraq underperforming on its promise of increased production. The largest wildcard remains Iran, with the EU passing sanctions against the country in January to begin in July. The current estimate for demand growth in 2012 is an increase of 0.9%, lowered from the forecasted increase made in August 2011.

For a more detailed discussion of oil and tanker industry dynamics, please see “Item 5. Operating and Financial Review and Prospects-General Market Overview-World Oil Demand/Supply and Trade” in our Annual Report on Form 20-F incorporated by reference herein from which this discussion is drawn and which has been provided by ICAP Shipping.

Summary Consolidated Financial and Other Data

The following summary consolidated financial information and data were derived from our audited consolidated financial statements as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. The information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes and the section entitled “Operating and Financial Review and Prospects” incorporated by reference in this prospectus supplement.

(Dollars in thousands, except for share and per share amounts and fleet data)

	2007(11)	2008	2009	2010	2011
Income Statement Data
Voyage revenues	$500,617	$623,040	$444,926	$408,006	$395,162
Expenses
Commissions	17,976	22,997	16,086	13,837	14,290
Voyage expenses	72,075	83,065	77,224	85,813	127,156
Charter hire expense	15,330	13,487	—	1,905	—
Vessel operating expenses(1)	108,356	143,757	144,586	126,022	129,884
Depreciation	81,567	85,462	94,279	92,889	101,050
Amortization of deferred dry-docking costs	3,217	5,281	7,243	4,553	4,878
Management fees	9,763	12,015	13,273	14,143	15,598
General and administrative expenses	4,382	4,626	4,069	3,627	4,292
Management incentive award	4,000	4,750	—	425	—
Stock compensation expense	5,670	3,046	1,087	1,068	820
Foreign currency losses (gains)	691	915	730	(378)	458
Amortization of deferred gain on sale of vessels	(3,168)	(634)	—	—	—
Net gain on sale of vessels	(68,944)	(34,565)	(5,122)	(19,670)	(5,001)
Vessel impairment charge	—	—	19,066	3,077	39,434
Operating income(loss)	249,702	278,838	72,405	80,695	(37,697)
Other expenses (income):
Gain on sale of shares in subsidiary	—	—	—	—	—
Interest and finance costs, net	77,382	82,897	45,877	62,283	53,571
Interest and investment income	(13,316)	(8,406)	(3,572)	(2,626)	(2,715)
Other, net	(924)	350	(75)	3	397
Total other expenses (income), net	63,142	74,841	42,230	59,660	51,253
Net income (loss)	186,560	203,997	30,175	21,035	(88,950)
Less: Net (income) loss attributable to non-controlling interest	(3,389)	(1,066)	(1,490)	(1,267)	546
Net incomes (loss) attributable to Tsakos Energy Navigation Ltd.	$183,171	$202,931	$28,685	$19,768	$(89,496)
Per Share Data
Earnings (loss) per share, basic	$4.81	$5.40	$0.78	$0.50	$(1.94)
Earnings (loss) per share, diluted	$4.79	$5.33	$0.77	$0.50	$(1.94)
Weighted average number of shares, basic	38,075,859	37,552,848	36,940,198	39,235,601	46,118,534
Weighted average number of shares, diluted	38,234,079	38,047,134	37,200,187	39,601,678	46,118,534
Dividends per common share, paid	$1.575	$1.80	$1.15	$0.60	$0.60
Cash Flow Data
Net cash provided by operating activities	190,611	274,141	117,161	83,327	45,587
Net cash used in investing activities	(375,641)	(164,637)	(75,568)	(240,115)	(69,187)
Net cash provided by /(used in) financing activities	191,910	21,218	(57,581)	137,244	(77,329)
Balance Sheet Data
Cash and cash equivalents	$181,447	$312,169	$296,181	$276,637	$175,708
Cash, restricted	6,889	7,581	6,818	6,291	5,984
Investments	1,000	1,000	1,000	1,000	1,000
Advances for vessels under construction	169,739	53,715	49,213	81,882	37,636
Vessels, net book value	1,900,183	2,155,489	2,009,965	2,235,065	2,194,359
Total assets	2,362,776	2,602,317	2,549,720	2,702,260	2,535,336
Long-term debt, including current portion	1,389,943	1,513,629	1,502,574	1,562,467	1,515,663
Total stockholders’ equity	857,931	915,115	914,327	1,019,930	919,158
Fleet Data
Average number of vessels(2)	41.7	44.1	46.6	46.1	47.8
Number of vessels (at end of period)(2)	43.0	46.0	47.0	48.0	48.0
Average age of fleet (in years)(3)	5.6	6.1	6.8	6.8	7.0
Earnings capacity days(4)	15,213	16,143	17,021	16,836	17,431
Off-hire days(5)	523	431	390	400	502
Net earnings days(6)	14,690	15,712	16,631	16,436	16,929
Percentage utilization(7)	96.6%	97.3%	97.7%	97.6%	91.7%
Average TCE per vessel per day(8)	$29,421	$34,600	$22,329	$19,825	$16,047
Vessel operating expenses per ship per day(9)	$7,669	$9,450	$8,677	$7,647	$7,606
Vessel overhead burden per ship per day(10)	$1,565	$1,514	$1,083	$1,144	$1,188

(1)	Vessel operating expenses are costs that vessel owners typically bear, including crew wages and expenses, vessel supplies and spares, insurance, tonnage tax, routine repairs and maintenance, quality and safety costs and other direct operating costs.
(2)	Includes chartered vessels.
(3)	The average age of our fleet is the age of each vessel in each year from its delivery from the builder, weighted by the vessel’s deadweight tonnage (“dwt”) in proportion to the total dwt of the fleet for each respective year.
(4)	Earnings capacity days are the total number of days in a given period that we own or control vessels.
(5)	Off-hire days are days related to repairs, dry-dockings and special surveys, vessel upgrades and initial positioning after delivery of new vessels.
(6)	Net earnings days are the total number of days in any given period that we own vessels less the total number of off-hire days for that period.
(7)	Percentage utilization represents the percentage of earnings capacity days that the vessels were actually employed, i.e., earnings capacity days less off-hire days.
(8)	The shipping industry uses time charter equivalent, or TCE, to calculate revenues per vessel in dollars per day for vessels on voyage charters. The industry does this because it does not commonly express charter rates for vessels on voyage charters in dollars per day. TCE allows vessel operators to compare the revenues of vessels that are on voyage charters with those on time charters. TCE is a non-GAAP measure. For vessels on voyage charters, we calculate TCE by taking revenues earned on the voyage and deducting the voyage costs and dividing by the actual number of voyage days. For vessels on bareboat charter, for which we do not incur either voyage or operation costs, we calculate TCE by taking revenues earned on the charter and adding a representative amount for vessel operating expenses. TCE differs from average daily revenue earned in that TCE is based on revenues before commissions and does not take into account off-hire days.

Derivation of time charter equivalent per day (amounts in thousands except for days and per day amounts):

	2007	2008	2009	2010	2011
Voyage revenues	$500,617	$623,040	$444,926	$408,006	$395,162
Less: Voyage expenses	(72,075)	(83,065)	(77,224)	(85,813)	(127,156)
Add: Representative operating expenses for bareboat charter ($10,000 daily)	3,650	3,660	3,650	3,650	3,650
Time charter equivalent revenues	432,192	543,635	371,352	325,843	271,656
Net earnings days	14,690	15,712	16,631	16,436	16,929
Average TCE per vessel per day	$29,421	$34,600	$22,329	$19,825	$16,047

(9)	Vessel operating expenses per ship per day represents vessel operating expenses divided by the earnings capacity days of vessels incurring operating expenses. Earnings capacity days of vessels on bareboat or chartered-in have been excluded.
(10)	Vessel overhead burden per ship per day is the total of management fees, management incentive awards, stock compensation expense and general and administrative expenses divided by the total number of earnings capacity days.
(11)	The unaudited selected consolidated financial data for the year ended December 31, 2007, are derived from our audited consolidated financial statements not appearing in this Annual Report and has been recast to reflect the adoption of new accounting and reporting standards as defined in Accounting Standards Codification (ASC) 810 Consolidation issued by the Financial Accounting Standards Board (FASB) in December 2007 for ownership interests in subsidiaries held by parties other than the parent. As a result of the adoption of the new guidance effective January 1, 2009, Total stockholders’ equity for the year 2007 as shown above incorporates the non-controlling interest in two of our subsidiaries (formerly referred to as minority interest and shown separately from stockholders’ equity).

The Offering

Issuer	Tsakos Energy Navigation Limited

Common shares offered by us	10,000,000 common shares. 11,500,000 common shares if the underwriters exercise their option to purchase additional shares in full.

Entities affiliated with the Tsakos Holdings Foundation, our largest shareholder, will purchase 2,000,000 of the common shares sold in the offering at the public offering price.

Common shares to be outstanding following this offering	56,208,737 common shares assuming the underwriters do not exercise their option.

Use of proceeds	The net proceeds from the sale of our common shares in this offering, after deducting underwriting discounts and estimated expenses relating to the offering, will be $62.5 million, based on the offering price of $6.50 per share and assuming no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for growth initiatives, including in LNG, working capital and other general corporate purposes. We do not currently plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for the repayment of indebtedness.

Dividends	We intend to pay regular quarterly cash dividends on our common shares. From October 2002, following the listing of our common shares on the NYSE, through April 2010, we paid 16 consecutive semi-annual dividends. Beginning with the payment of a dividend in July 2010, we began paying dividends on a quarterly basis and our board of directors has declared a dividend of $0.15 per share payable on May 25, 2012 to shareholders of record as of the close of business on May 21, 2012. Investors in this offering will receive this dividend if they continue to hold the shares purchased as of the close of business on the record date. In April of each year, our Board of Directors will give consideration to the declaration of a supplementary dividend. See “Dividend Policy.”

New York Stock Exchange symbol	TNP

Each common share includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment.

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus, including the documents incorporated herein and therein by reference as set out in the section entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement. In particular, you should evaluate the information set forth in the section entitled “Risk Factors” for a discussion of risks relating to an investment in our common shares.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information contained in or incorporated by reference into this prospectus, before making an investment in our common shares. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results. You may lose all or part of your investment.

Risks Related To Our Industry

The charter markets for crude oil carriers and product tankers have deteriorated significantly since the summer of 2008, which could affect our future revenues, earnings and profitability.

After reaching highs during the summer of 2008, charter rates for crude oil carriers and product tankers fell dramatically thereafter. While the rates occasionally improved during 2009 and 2010, generally they remained significantly below the levels that contributed to our increasing revenues and profitability through 2008. A further significant decline occurred during 2011 to low levels, and, apart from possible temporary seasonal or regional rate spikes, charter rates are likely to remain at historically low levels throughout much of 2012. This decline is primarily due to the net increase in the supply of vessels which is expected to peak in 2012. Other reasons for the decline from 2008 charter rates include the fall in demand for crude oil and petroleum products in the United States, although this has been offset to an extent by growing demand in the emerging economies, the consequent rising inventories of crude oil and petroleum products in the United States and in other industrialized nations and the corresponding reduction in oil refining.

As of March 31, 2012, thirteen of our vessels were employed under spot charters that are scheduled to expire by April 22, 2012, and 13 of our vessels were employed on time charters, which, if not extended, are scheduled to expire during the period between June 2012 and March 2016. In addition, 16 of our vessels have profit sharing provisions in their time charters that are based upon prevailing market rates and six of our vessels are employed in pool arrangements at variable rates. If the current low rates in the charter market continue for any significant period in 2012 it will affect the charter revenue we will receive from these vessels, which could have an adverse effect on our revenues, profitability and cash flows. The decline in charter rates also affects the value of our vessels, which follows the trends of charter rates and earnings on our charters.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world and the sovereign debt crisis in Europe could have a further material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to further decline.

The economic crisis that started in 2008 has affected the global economy and the shipping markets. Extraordinary steps that were taken by the governments of several leading economies to combat the financial crisis appear to have restrained the downturn; however, the long-term impact of these measures is not yet known and cannot be predicted. While there are positive indications that the global economy is improving, the sovereign debt crisis in Europe and poor liquidity of European banks and attempts to find appropriate solutions will lead to slow growth and possible recession in most of Europe in 2012. We cannot provide any assurance that the global recession will not return and tight credit markets will not continue or become more severe.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking, commodities and securities markets around the world, among other geopolitical factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic, geopolitical and governmental factors, together with the concurrent decline in charter rates and vessel values, could have a material adverse effect on our results of operations, financial condition or cash flows. This has caused the price of our common shares on the New York Stock Exchange to decline and could cause the price of our common shares to decline further.

The tanker industry is highly dependent upon the crude oil and petroleum products industries.

The employment of our vessels is driven by the availability of and demand for crude oil and petroleum products, the availability of modern tanker capacity and the scrapping, conversion or loss of older vessels. Historically, the world oil and petroleum markets have been volatile and cyclical as a result of the many conditions and events that affect the supply, price, production and transport of oil, including:

•	increases and decreases in the demand for crude oil and petroleum products;

•	availability of crude oil and petroleum products;

•

demand for crude oil and petroleum product substitutes, such as natural gas, coal, hydroelectric power and other alternate sources of energy that may, among other things, be affected by environmental regulation;

•	actions taken by OPEC and major oil producers and refiners;

•	political turmoil in or around oil producing nations;

•	global and regional political and economic conditions;

•	developments in international trade;

•	international trade sanctions;

•	environmental factors;

•	natural catastrophes;

•	terrorist acts;

•	weather; and

•	changes in seaborne and other transportation patterns.

The turbulence and uncertainty the world economies have encountered over the last three years has negatively affected the demand for crude oil and oil products which in turn has resulted in a decrease in freight rates and values. However, there has been some rebound in worldwide demand for oil and oil products, which industry observers forecast will continue. In the event that this rebound falters, the production of and demand for crude oil and petroleum products will again encounter pressure which could lead to a decrease in shipments of these products and consequently this would have an adverse impact on the employment of our vessels and the charter rates that they command. In particular, the charter rates that we earn from our vessels employed on spot charters, under pool arrangements and contracts of affreightment, and on time-charters with profit-share may remain at low levels for a prolonged period of time or further decline. In addition, overbuilding of tankers has, in the past, led to a decline in charter rates. If the supply of tanker capacity remains high and demand for tanker capacity does not increase proportionally, the charter rates paid for our vessels could also remain low or further decline. The resulting decline in revenues could have a material adverse effect on our revenues and profitability.

Charter hire rates are cyclical and volatile.

The crude oil and petroleum products shipping industry is cyclical with attendant volatility in charter hire rates and profitability. After reaching highs in mid-2008, charter hire rates for oil product carriers have remained poor with some short periods of relative respite. In addition, hire and spot rates for large crude carriers remained low since the middle of 2010, often resulting in rates well below break-even. The charter rates for 35 of our vessels are on variable basis or include a variable element and the time charters (whether fixed or partly variable)

for 7 of our vessels may expire within six months if not extended. As a result, we will be exposed to changes in the charter rates which could affect our earnings and the value of our vessels at any given time. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Our operating results are subject to seasonal fluctuations.

Our tankers operate in markets that have historically exhibited seasonal variations in tanker demand, which may result in variability in our results of operations on a quarter-by-quarter basis. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere, but weaker in the summer months as a result of lower oil consumption in the northern hemisphere and refinery maintenance. As a result, revenues generated by the tankers in our fleet have historically been weaker during the fiscal quarters ended June 30 and September 30. However, the expected seasonal strength of the fourth quarter of 2011 and first quarter of 2012 did not materialize to the extent required to return to sustainable profitable rates due to tanker overcapacity.

An increase in the supply of vessels without an increase in demand for such vessels could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability.

Historically, the marine transportation industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on certain factors, including changes in the supply and demand of vessels. The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels and/or the removal of vessels from the competitive fleet either for storage purposes or for utilization in offshore projects. The newbuilding order book equaled approximately 17% of the existing world tanker fleet as of mid-March 2012 and no assurance can be given that the order book will not increase further in proportion to the existing fleet. If the number of new ships delivered exceeds the number of vessels being scrapped, capacity will increase. In addition, if dry-bulk vessels are converted to oil tankers, the supply of oil tankers will increase. If supply increases and demand does not match that increase, the charter rates for our vessels could decline significantly, as we have witnessed in the past eighteen months. In addition, any decline of trade on specific long-haul trade routes will effectively increase available capacity with a detrimental impact on rates. A decline in charter rates could have a material adverse effect on our revenues and profitability.

The global tanker industry is highly competitive.

We operate our fleet in a highly competitive market. Our competitors include owners of VLCCs, suezmax, aframax, panamax, handymax and handysize tankers. These competitors include other independent tanker companies, as well as national and independent oil companies, some of whom have greater financial strength and capital resources than we do. In addition, in the event of trade disruptions caused by hostilities in the Middle East, tanker companies that operate in Middle East trade routes may seek to employ their vessels in the trade routes that our vessels serve, which would further increase the level of competition that we face. Competition in the tanker industry is intense and depends on price, location, size, age, condition, and the acceptability of the available tankers and their operators to potential charterers.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Since 2009, the frequency of pirate attacks on seagoing vessels has remained high, particularly in the western part of the Indian Ocean and off the west coast of Africa. If piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones, as the Gulf of Aden has been, or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Terrorist attacks, international hostilities and economic and trade sanctions can affect the tanker industry, which could adversely affect our business.

An attack like that of September 11, 2001, longer-lasting wars or international hostilities, such as in Afghanistan, Iraq and Libya, or continued turmoil and hostilities in the Middle East or North Africa could damage the world economy and adversely affect the availability of and demand for crude oil and petroleum products and negatively affect our investment and our customers’ investment decisions over an extended period of time. If the current threat by Iran to close the Straits of Hormuz becomes an actuality, it could result in similar consequences. In addition, sanctions against oil exporting countries such as Iran, Sudan and Syria may also impact the availability of crude oil which would increase the availability of tankers thereby impacting negatively charter rates. We conduct our vessel operations internationally and despite undertaking various security measures, our vessels may become subject to terrorist acts and other acts of hostility like piracy, either at port or at sea. Such actions could adversely impact our overall business, financial condition and operations. In addition, our financial viability may also be negatively affected by changing economic, political and governmental conditions in the countries and regions where our vessels are employed. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of local or international political instability, terrorist or other attacks, war or international hostilities.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our shares of common stock.

From time to time on charterers’ instructions, our vessels have called and may again call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government, the UN or the EU and countries identified by the U.S. government, the UN or the EU as state sponsors of terrorism. The U.S., UN- and EU- sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or “CISADA,” which expanded the scope of the Iran Sanctions Act (as amended, the “ISA”). Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. On November 21, 2011, the President of the United States issued Executive Order 13590, which expands on the existing energy-related sanctions available under the ISA.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest or governmental actions in these and surrounding countries.

Taking advantage of attractive opportunities in pursuit of our growth strategy may result in financial or commercial difficulties.

Despite the economic downturn in the past three years, a key strategy of management is to continue to renew and grow the fleet by pursuing the acquisition of additional vessels or fleets or companies that are complementary to our existing operations, assuming the financial resources and debt capacity to do so remain available. The depressed charter market and credit crisis may present opportunities in the short to medium term to acquire new vessels or tanker companies or contracts to construct new vessels or even to undertake new construction contracts at prices more favorable than those seen in the recent past. If we seek to expand through acquisitions, we face numerous challenges, including:

•	difficulties in raising the required capital;

•	depletion of existing cash resources greater than anticipated;

•	difficulties in the assimilation of acquired operations;

•	diversion of management’s attention from other business concerns;

•	assumption of potentially unknown material liabilities or contingent liabilities of acquired companies;

•	competition from other potential acquirers, some of which have greater financial resources; and

•	potential loss of clients or key employees of acquired companies.

We cannot assure you that we will be able to integrate successfully the operations, personnel, services or vessels that we might acquire in the future, and our failure to do so could adversely affect our profitability.

We are subject to regulation and liability under environmental, health and safety laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are subject to extensive international, national and local environmental and health and safety laws and regulations in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration. In addition, major oil companies chartering our vessels impose, from time to time, their own environmental and health and safety requirements. We have incurred significant expenses in order to comply with these regulations and requirements, including the costs of ship modifications and changes in operating procedures, additional maintenance and inspection requirements, contingency arrangements for potential spills, insurance coverage and full implementation of the new security-on-vessels requirements which came into effect on July 1, 2004.

In particular, certain international, national and local laws and regulations require, among other things, double hull construction for new tankers, as well as the retrofitting or phasing-out of single hull tankers based on each vessel’s date of build, gross tonnage (a unit of measurement for the total enclosed spaces within a vessel) and/or hull configuration. We have sold all our vessels which were not double hull. All of the newbuildings we have contracted to purchase are double-hulled. However, because environmental regulations may become stricter, future regulations may limit our ability to do business, increase our operating costs and/or force the early retirement of our vessels, all of which could have a material adverse effect on our financial condition and results of operations.

International, national and local laws imposing liability for oil spills are also becoming increasingly stringent. Some impose joint, several, and in some cases, unlimited liability on owners, operators and charterers regardless of fault. We could be held liable as an owner, operator or charterer under these laws. In addition, under certain circumstances, we could also be held accountable under these laws for the acts or omissions of Tsakos Shipping, TCM or Tsakos Energy Management, companies that provide technical and commercial management services for our vessels and us, or others in the management or operation of our vessels. Although we currently maintain, and plan to continue to maintain, for each of our vessels pollution liability coverage in the amount of

$1 billion per incident (the maximum amount available), liability for a catastrophic spill could exceed the insurance coverage we have available, and result in our having to liquidate assets to pay claims. In addition, we may be required to contribute to funds established by regulatory authorities for the compensation of oil pollution damage or provide financial assurances for oil spill liability to regulatory authorities.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends and/or principal, premium, if any, and interest on the notes.

Maritime disasters and other operational risks may adversely impact our reputation, financial condition and results of operations.

The operation of ocean-going vessels has an inherent risk of maritime disaster, environmental mishaps, cargo and property losses or damage and business interruptions caused by, among others:

•	mechanical failure;

•	human error;

•	labor strikes;

•	adverse weather conditions;

•	vessel off hire periods;

•	regulatory delays; and

•	political action, civil conflicts, terrorism and piracy in countries where vessel operations are conducted, vessels are registered or from which spare parts and provisions are sourced and purchased.

Any of these circumstances could adversely affect our operations, result in loss of revenues or increased costs and adversely affect our profitability and our ability to perform our charters. Terrorist acts and regional hostilities around the world in recent years have led to increases in our insurance premium rates and the implementation of special “war risk” premiums for certain trading routes. Natural disasters, such as the hurricanes striking the United States and earthquake in Chile, have led to yet further increases. Such increases in insurance rates adversely affect our profitability.

Our vessels could be arrested at the request of third parties.

Under general maritime law in many jurisdictions, crew members, tort claimants, vessel mortgagees, suppliers of goods and services and other claimants may lien a vessel for unsatisfied debts, claims or damages. In many jurisdictions a maritime lien holder may enforce its lien by arresting a vessel through court process. In some jurisdictions, under the extended sister ship theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any associated vessel under common ownership or control. While in some jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its ship-owning subsidiaries, we cannot assure you that liability for damages caused by some other vessel determined to be under common ownership or control with our vessels would not be asserted against us.

Our vessels may be requisitioned by governments without adequate compensation.

A government could requisition or seize our vessels. Under requisition for title, a government takes control of a vessel and becomes its owner. Under requisition for hire, a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

Risks Related To Our Business

We are not in compliance with certain financial covenants under our secured credit facilities.

The loan agreements we use to finance our ships require us not to exceed specified loan-to-asset value ratios. Our only significant assets are our ships, which are appraised each year. The appraised value of a ship fluctuates depending on a variety of factors including the age of the ship, its hull configuration, prevailing charter market conditions, supply and demand balance for ships and new and pending legislation.

Due to the decline in vessel values, we are not in compliance with certain financial covenants in our loans and credit facilities, mainly the loan-to-value ratios in certain of our loans and credit facilities and the leverage ratio required by one of our loans. Even though none of our lenders has declared an event of default under the loan agreements, the non-compliance constitutes defaults and potential events of default and, together with the cross default provisions in the various loan and credit facility agreements, could result in the lenders requiring immediate repayment of all of the loans and credit facilities, if not waived or cured.

As of December 31, 2011, we were not in compliance with the leverage ratio required by one of our loans relating to a subsidiary in which we have a 51% interest, under which the amount of $48.1 million was outstanding as of that date. We have agreed upon the terms of a waiver of this covenant covering the period from December 31, 2011 through December 31, 2012. We have also agreed to make a prepayment of $8.1 million on the loan against the balloon installment due in 2016 and to increases in the interest rate margin during the waiver period and the remaining term of the loan. As existing cash is deducted from both assets and liabilities to calculate this leverage ratio, apart from the generation of new cash from operations or equity input, only an increase of vessel value or alternative additional security (of up to $11.3 million, with no change in vessel value) would bring the leverage ratio down to 70% upon expiration of the waiver. There can be no assurance that we will regain compliance with the original covenant when the waiver expires or be able to obtain extension upon the expiration of such waiver.

As of December 31, 2011, we were not in compliance with the loan-to-value ratios contained in certain of our loan agreements and credit facilities under which a total of $621.0 million was outstanding, out of our total outstanding indebtedness of approximately $1.5 billion as of that date. No waiver of such non-compliance has been obtained. As a result of the aforementioned non-compliance, we may be required, upon request from our lenders, to prepay indebtedness or provide additional collateral to our lenders in the form of cash or other property in the total amount of $65.4 million in order to comply with these ratios. If we do not prepay indebtedness or provide additional collateral to our lenders within the period required by our respective loan agreements, we will be considered in default. There can be no assurance that we will obtain waivers for this non-compliance. Even though none of our lenders have requested prepayment or additional collateral, nor have any declared an event of default under the applicable loan agreements, if not remedied when requested, these non-compliances would constitute events of default and could result in the lenders requiring immediate repayment of the loans. We cannot guarantee that a further deterioration of our asset values will not result in defaults in the future, nor can we guarantee that we will be able to negotiate a waiver in the event of a default.

Furthermore, our loans contain cross-default provisions that may be triggered by a default under one of our other loans. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross-default provisions in our credit facilities, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective credit facilities. If our indebtedness is accelerated, it will be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens. In addition, if the value of our vessels deteriorates significantly from their currently depressed levels, we may have to record an impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

We expect that the lenders will not demand payment of the loans before their maturity, provided that we pay loan installments and accumulated or accrued interest as they fall due under the existing credit facilities. We do not expect that cash on hand and cash generated from operations will be sufficient to repay our loans with cross-default provisions which aggregated approximately $1.5 billion as of December 31, 2011, if such debt is accelerated by the lenders. In such a scenario, we would have to seek to access the capital markets to fund the mandatory payments.

In addition, affiliates of Credit Suisse Securities (USA) LLC, one of the underwriters in this offering, have extended certain senior secured loans to us, and certain of these senior secured loans are currently not in compliance with the loan-to-value ratio covenants in such loans, which constitute defaults or potential events of default and, together with cross default provisions in various loan and credit facility agreements, could result in the lenders requiring immediate repayment of all such loans and credit facilities, if not waived or cured.

If we default under any of our loan agreements, we could forfeit our rights in our vessels and their charters.

All of our vessels and related collateral are individually pledged as security to the respective lenders under our loan agreements. Default under any of these loan agreements, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and we could lose our rights in the vessels and their charters.

Charters at attractive rates may not be available when our current time charters expire.

In 2011, we derived approximately 51% of our revenues from time charters, as compared to 59% in 2010. As our current period charters on seven of our vessels expire in the remainder of 2012, it may not be possible to re-charter these vessels on a period basis at attractive rates given the currently depressed state of the charter market. If attractive period charter opportunities are not available, we would seek to charter our vessels on the spot market. Charter rates in the spot market are currently low and are subject to significant fluctuations, and tankers traded in the spot market may experience substantial off-hire time. In the event a vessel may not find employment at economically viable rates, management may opt to lay up the vessel until such time that rates become attractive again. During the period of lay up, the vessel will continue to incur expenditure such as insurance, reduced crew wages and maintenance costs.

If our exposure to the spot market increases, our revenues could suffer and our expenses could increase.

The spot market for crude oil and petroleum product tankers is highly competitive. As a result of any increased participation in the spot market, we may experience a lower overall utilization of our fleet through waiting time or ballast voyages, leading to a decline in operating revenue. Moreover, to the extent our vessels are employed in the spot market, both our revenue from vessels and our operating costs, specifically, our voyage expenses will be more significantly impacted by increases in the cost of bunkers (fuel). See “—Fuel prices may adversely affect our profits.” Unlike time charters in which the charterer bears all of the bunker costs, in spot market voyages we bear the bunker charges as part of our voyage costs. As a result, while historical increases in bunker charges are factored into the prospective freight rates for spot market voyages periodically announced by WorldScale Association (London) Limited and similar organizations, increases in bunker charges in any given period could have a material adverse effect on our cash flow and results of operations for the period in which the increase occurs. In addition, to the extent we employ our vessels pursuant to contracts of affreightment or under pooling arrangements, the rates that we earn from the charterers under those contracts may be subject to reduction based on market conditions, which could lead to a decline in our operating revenue.

We depend on Tsakos Energy Management, Tsakos Shipping and TCM to manage our business.

We do not have the employee infrastructure to manage our operations and have no physical assets except our vessels and the newbuildings that we have under contract. We have engaged Tsakos Energy Management to perform all of our executive functions. Tsakos Energy Management directly provides us with financial, accounting and other back-office services, including acting as our liaison with the New York Stock Exchange and the Bermuda Stock Exchange. Tsakos Energy Management, in turn, oversees and subcontracts part of commercial management (including, treasury, chartering and vessel purchase and sale functions) to Tsakos Shipping, and day-to-day fleet technical management, such as vessel operations, repairs, supplies and crewing, to TCM, one of the world’s largest independent tanker managers. As a result, we depend upon the continued services of Tsakos Energy Management and Tsakos Energy Management depends on the continued services of Tsakos Shipping and TCM.

We derive significant benefits from our relationship with the Tsakos Group, including purchasing discounts to which we otherwise would not have access. We would be materially adversely affected if either Tsakos Energy Management or Tsakos Shipping becomes unable or unwilling to continue providing services for our benefit at the level of quality they have provided such services in the past and at comparable costs as they have charged in the past. If we were required to employ a ship management company other than Tsakos Energy Management, we cannot offer any assurances that the terms of such management agreements and results of operations would be more beneficial to the Company in the long term.

If the TCM joint venture is unsuccessful, our business may be adversely affected.

In February 2010, Tsakos family interests and a private German company, the owner of Columbia Shipmanagement Ltd., formed a joint-venture ship management company. On July 1, 2010, the new entity, TCM, assumed the technical management for most of the vessels previously managed by Tsakos Shipping. All of our vessels, apart from the LNG carrier and the VLCC Millenium, are under the technical management of TCM. TCM has so far achieved significant savings in the purchase of supplies for our fleet, but there is no guarantee that it will continue to do so in the future.

Although the TCM staff is primarily comprised of former Tsakos Shipping employees, there is no guarantee that the quality of management services that is currently provided by TCM will be equal or better than what we received from Tsakos Shipping in the past.

Tsakos Energy Management, Tsakos Shipping and TCM are privately held companies and there is little or no publicly available information about them.

The ability of Tsakos Energy Management, Tsakos Shipping and TCM to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength and, because each of these companies is privately held, it is unlikely that information about their financial strength would become public. As a result, an investor in our common shares might have little or no advance warning of problems affecting Tsakos Energy Management, Tsakos Shipping or TCM, even though these problems could have a material adverse effect on us.

Tsakos Energy Management has the right to terminate its management agreement with us and Tsakos Shipping and TCM have the right to terminate their respective contracts with Tsakos Energy Management.

Tsakos Energy Management may terminate its management agreement with us at any time upon one year’s notice. In addition, if even one director were to be elected to our board without having been recommended by our existing board, Tsakos Energy Management would have the right to terminate the management agreement on 10 days’ notice. If Tsakos Energy Management terminates the agreement for this reason, we would be obligated to pay Tsakos Energy Management the present discounted value of all payments that would have otherwise become due under the management agreement until June 30 in the tenth year following the date of the termination plus the average of the incentive awards previously paid to Tsakos Energy Management multiplied by 10. A termination as of December 31, 2011 would have resulted in a payment of approximately $135 million.

Tsakos Energy Management’s contracts with Tsakos Shipping and with TCM may be terminated by either party upon six months’ notice and would terminate automatically upon termination of our management agreement with Tsakos Energy Management.

Our ability to pursue legal remedies against Tsakos Energy Management, Tsakos Shipping and TCM is very limited.

In the event Tsakos Energy Management breached its management agreement with us, we could bring a lawsuit against it. However, because we are not ourselves party to a contract with Tsakos Shipping or TCM, it may be difficult for us to sue Tsakos Shipping and TCM for breach of their obligations under their contracts with Tsakos Energy Management, and Tsakos Energy Management may have no incentive to sue Tsakos Shipping and TCM. Tsakos Energy Management is a company with no substantial assets and no income other than the income it derives under our management agreement. Therefore, it is unlikely that we would be able to obtain any meaningful recovery if we were to sue Tsakos Energy Management, Tsakos Shipping or TCM on contractual grounds.

Tsakos Shipping provides chartering services to other tankers and TCM manages other tankers and could experience conflicts of interests in performing obligations owed to us and the operators of the other tankers.

In addition to the vessels that it manages for us, TCM technically manages a fleet of privately owned vessels and seeks to acquire new third-party clients. These vessels are operated by the same group of TCM employees that manage our vessels, and we are advised that its employees manage these vessels on an “ownership neutral” basis; that is, without regard to who owns them. It is possible that Tsakos Shipping, which provides chartering service for nearly all vessels technically managed by TCM, might allocate charter or spot opportunities to other TCM managed vessels when our vessels are unemployed, or could allocate more lucrative opportunities to its other vessels. It is also possible that TCM could in the future agree to manage more tankers that directly compete with us.

Clients of Tsakos Shipping have acquired and may acquire further vessels that may compete with our fleet.

Tsakos Shipping and we have an arrangement whereby it affords us a right of first refusal on any opportunity to purchase a tanker which is 10 years of age or younger or contract to construct a tanker that is referred to or developed by Tsakos Shipping. Were we to decline any opportunity offered to us, or if we do not have the resources or desire to accept it, other clients of Tsakos Shipping might decide to accept the opportunity. In this context, Tsakos Shipping clients have in the past acquired modern tankers and have ordered the construction of vessels. They may acquire or order tankers in the future, which, if we decline to buy from them, could be entered into charters in competition with our vessels. These charters and future charters of tankers by Tsakos Shipping could result in conflicts of interest between their own interests and their obligations to us.

Our chief executive officer has affiliations with Tsakos Energy Management, Tsakos Shipping and TCM which could create conflicts of interest.

Nikolas Tsakos is the president, chief executive officer and a director of our company and the director and sole shareholder of Tsakos Energy Management. Nikolas Tsakos is also the son of the founder of Tsakos Shipping. These responsibilities and relationships could create conflicts of interest that could result in our losing revenue or business opportunities or increase our expenses.

Our commercial arrangements with Tsakos Energy Management and Argosy may not always remain on a competitive basis.

We pay Tsakos Energy Management a management fee for its services pursuant to our management agreement. We also place our hull and machinery insurance, increased value insurance and loss of hire insurance through Argosy Insurance Company, Bermuda, a captive insurance company affiliated with Tsakos interests. We believe that the management fees that we pay Tsakos Energy Management compare favorably with management compensation and related costs reported by other publicly traded shipping companies and that our arrangements with Argosy are structured at arms-length market rates. Our board reviews publicly available data periodically in order to confirm this. However, we cannot assure you that the fees charged to us are or will continue to be as favorable to us as those we could negotiate with third parties and our board could determine to continue transacting business with Tsakos Energy Management and Argosy even if less expensive alternatives were available from third parties.

We depend on our key personnel.

Our future success depends particularly on the continued service of Nikolas Tsakos, our president and chief executive officer and the sole shareholder of Tsakos Energy Management. The loss of Mr. Tsakos’s services or the services of any of our key personnel could have a material adverse effect on our business. We do not maintain key man life insurance on any of our executive officers.

Because the market value of our vessels may fluctuate significantly, we may incur impairment changes or losses when we sell vessels which may adversely affect our earnings.

The fair market value of tankers may increase or decrease depending on any of the following:

•	general economic and market conditions affecting the tanker industry;

•	supply and demand balance for ships within the tanker industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances.

The global economic downturn that commenced in 2008 has resulted in a decrease in vessel values. The decrease in value accelerated during 2011 as a result of excess fleet capacity and falling freight rates. In addition, although we currently own a modern fleet, with an average age of 7.2 years as of March 31, 2012, as vessels grow older, they generally decline in value.

We have a policy of considering the disposal of tankers periodically and in particular after they reach 20 years of age. If we sell tankers at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying value on our financial statements, with the result that we will incur a loss.

In addition, accounting pronouncements require that we periodically review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment charge for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment charge is based on the fair value of the asset as provided by third parties. In this respect, management regularly reviews the carrying amount of our vessels in connection with the estimated recoverable amount for each vessel. Such reviews may from time to time result in asset write-downs that could adversely affect our financial condition and results of operations. Such impairment charge was incurred in 2009 amounting to $19.1 million relating to the three oldest vessels of the fleet, Hesnes, Victory III and Vergina II and again in 2010, with a further impairment charge of $3.1 million on the value of the Vergina II. An impairment charge of $39.4 million was incurred in 2011 in relation to the VLCCs La Prudencia and La Madrina both approximately 20 years old following their classification as held for sale.

If TCM is unable to attract and retain skilled crew members, our reputation and ability to operate safely and efficiently may be harmed.

Our continued success depends in significant part on the continued services of the officers and seamen whom TCM provide to crew our vessels. The market for qualified, experienced officers and seamen is extremely competitive and has grown more so in recent periods as a result of the growth in world economies and other employment opportunities. Although TCM has a contract with a number of manning agencies and sponsors various marine academies in the Philippines, Greece and Russia, we cannot assure you that TCM will be successful in its efforts to recruit and retain properly skilled personnel at commercially reasonable salaries. Any failure to do so could adversely affect our ability to operate cost-effectively and our ability to increase the size of our fleet.

Labor interruptions could disrupt our operations.

Substantially all of the seafarers and land based employees of TCM are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. In addition, some of our vessels operate under flags of convenience and may be vulnerable to unionization efforts by the International Transport Federation and other similar seafarer organizations which could be disruptive to our operations. Any labor interruption or unionization effort which is disruptive to our operations could harm our financial performance.

The contracts to purchase our newbuildings present certain economic and other risks.

As of March 31, 2012, we have contracts to construct two newbuildings that are scheduled for delivery during the first half of 2013 and are entering into a contract for the construction of an LNG carrier, with delivery in the first quarter of 2015, together with an option to construct one additional LNG carrier. We also have obtained options to acquire two suezmax tanker newbuildings, one with delivery in the second quarter of 2012 and one with delivery in the first quarter of 2013. If available, we may also order additional newbuildings. During the course of construction of a vessel, we are typically required to make progress payments. While we have refund guarantees from banks to cover defaults by the shipyards and our construction contracts would be saleable in the event of our payment default, we can still incur economic losses in the event that we or the shipyards are unable to perform our respective obligations. Shipyards periodically experience financial difficulties.

Credit conditions internationally might impact our ability to raise debt financing.

We have traditionally financed our vessel acquisitions with cash (equity) and bank debt from various reputable national and international commercial banks. In relation to newbuilding contracts, the equity portion covers all or part of the pre-delivery obligations while the debt portion covers the outstanding amount due to the shipyard on delivery. Although we have secured bank financing for our remaining obligations to the shipyard with respect to one of our two newbuilding shuttle tankers, with respect to our other newbuilding shuttle tanker, the LNG carrier for which we are entering into a construction contract or in the event of any further acquisitions, including pursuant to the options we have for three additional newbuilding vessels, terms and conditions could be different from terms obtained in the past and could result in higher cost of capital, if available at all. In addition revised covenants might be imposed that might limit our flexibility in terms of dividend payments and other operational matters and materially affect our ability to raise additional debt from the market. In addition, we cannot guarantee the financial state of the banks we deal with nor their short or long term viability as going-concerns. Any adverse development in that respect could materially alter our current and future financial planning and growth and have a potentially negative impact on our balance sheet.

We may not be able to finance all of the vessels we have on order.

We have not finalized financing arrangements to fund the balance of the purchase price due for financing one of the two newbuild DP2 suezmax shuttle tankers scheduled for delivery in the first quarter 2013 or for the LNG carrier (and the options to construct one additional LNG carrier and acquire two Suezmax tanker newbuildings) that we recently ordered with scheduled delivery in early 2015. We cannot assure you that we will be able to obtain additional financing for these newbuildings on terms that are favorable to us or at all.

If we were unable to finance further installments for the newbuildings we have on order, an alternative would be to use the available cash holdings of the Company or, if we should lack adequate cash, to attempt to sell the uncompleted vessels to a buyer who would assume the remainder of the contractual obligations. The amount we would receive from the buyer would depend on market circumstances and could result in a deficit over the advances we had paid to the date of sale plus capitalized costs. Alternatively, we may default on the contract, in which case the builder would sell the vessel and refund our advances less any amounts the builder would deduct to cover all of its own costs. We would be obliged to cover any deficiency arising in such circumstances.

Apart from the delay in receiving the refund of advances and the possible payment of any deficiencies, the direct effect on our operations of not acquiring the vessel would be to forego any revenues and related vessel operating cash flows.

The profitability of our investment in the Liquefied Natural Gas (“LNG”) sector is subject to market volatility.

The LNG transportation market has recently entered a highly lucrative phase which is forecast by certain market experts to last for another three years. Prior to this the LNG carrier market generated relatively poor returns since 2007. Levels of LNG production and demand for LNG and LNG shipping are significantly affected by the overall demand for and price of natural gas, which can be volatile. Growth in LNG production and demand for LNG and LNG shipping could also be negatively impacted by material delays in the construction of new liquefaction facilities, increases in the production levels of low-cost natural gas in domestic natural gas consuming markets or in areas linked by pipelines to consuming markets, new taxes or regulations affecting LNG production or liquefaction, or any significant explosion, spill or other incident involving an LNG facility or carrier.

If we decide to exit this sector during a future down cycle for the sector, for whatever reason, we might have to sell our LNG carriers at a price below their cost and subsequently suffer an economic loss or might be forced to operate the vessel at unprofitable or breakeven levels. Our existing LNG vessel is on charter until March 2016 and we have not arranged a charter for our recently ordered LNG carrier newbuilding. If the charter market is weak on the expiration of the charter for our LNG carrier or when we are attempting to secure a charter for our new LNG carrier, we might not be able to secure new employment or be obliged to accept charters for rates materially below those originally factored into our investment evaluation.

The future performance of our LNG carriers depends on continued growth in LNG production and demand for LNG and LNG shipping.

The future performance of our LNG carriers will depend on continued growth in LNG production and the demand for LNG and LNG shipping. A complete LNG project includes production, liquefaction, storage, regasification and distribution facilities, in addition to the marine transportation of LNG. Increased infrastructure investment has led to an expansion of LNG production capacity in recent years, but material delays in the construction of new liquefaction facilities could constrain the amount of LNG available for shipping, reducing ship utilization. While global LNG demand has continued to rise, it has risen at a slower pace than previously predicted and the rate of its growth has fluctuated due to several factors, including the global economic crisis and continued economic uncertainty, fluctuations in the price of natural gas and other sources of energy, the continued acceleration in natural gas production from unconventional sources in regions such as North America and the highly complex and capital intensive nature of new or expanded LNG projects, including liquefaction projects. Continued growth in LNG production and demand for LNG and LNG shipping could be negatively affected by a number of factors, including:

•	increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	increases in the cost of natural gas derived from LNG relative to the cost of natural gas generally;

•	increases in the production levels of low-cost natural gas in domestic natural gas consuming markets, which could further depress prices for natural gas in those markets and make LNG uneconomical;

•

increases in the production of natural gas in areas linked by pipelines to consuming areas, the extension of existing, or the development of new pipeline systems in markets we may serve, or the conversion of existing non-natural gas pipelines to natural gas pipelines in those markets;

•	decreases in the consumption of natural gas due to increases in its price, decreases in the price of alternative energy sources or other factors making consumption of natural gas less attractive;

•	any significant explosion, spill or other incident involving an LNG facility or carrier;

•

infrastructure constraints such as delays in the construction of liquefaction facilities, the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities, as well as community or political action group resistance to new LNG infrastructure due to concerns about the environment, safety and terrorism;

•	labor or political unrest or military conflicts affecting existing or proposed areas of LNG production or regasification;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in LNG projects;

•	new taxes or regulations affecting LNG production or liquefaction that make LNG production less attractive; or

•	negative global or regional economic or political conditions, particularly in LNG consuming regions, which could reduce energy consumption or its growth.

Reduced demand for LNG or LNG shipping, or any reduction or limitation in LNG production capacity, could have a material adverse effect on our ability to secure future multi-year time charters for our LNG carriers, or for any new LNG carriers we acquire, which could harm our business, financial condition, results of operations and cash flows, including cash available for dividends to our shareholders.

Demand for LNG shipping could be significantly affected by volatile natural gas prices and the overall demand for natural gas.

Gas prices are volatile and are affected by numerous factors beyond our control, including but not limited to the following:

•	worldwide demand for natural gas;

•	the cost of exploration, development, production, transportation and distribution of natural gas;

•	expectations regarding future energy prices for both natural gas and other sources of energy;

•	the level of worldwide LNG production and exports;

•	government laws and regulations, including but not limited to environmental protection laws and regulations;

•	local and international political, economic and weather conditions;

•	political and military conflicts; and

•	the availability and cost of alternative energy sources, including alternate sources of natural gas in gas importing and consuming countries.

An oversupply of LNG carriers may lead to a reduction in the charter hire rates we are able to obtain when seeking charters in the future.

Driven in part by an increase in LNG production capacity, the market supply of LNG carriers has been increasing as a result of the construction of new ships. During the period from 2005 to 2010, the global fleet of LNG carriers grew by an average of 15% per year due to the construction and delivery of new LNG carriers. Although the global newbuilding order book dropped steeply in 2009 and 2010, orders for over 50 newbuilding LNG carriers were placed during 2011. The newbuilding order book of almost 60 ships as of December 31, 2011 amounts to 17% of global LNG carrier fleet capacity, with the majority of the newbuildings scheduled for delivery in 2013 and 2014. This and any future expansion of the global LNG carrier fleet may have a negative impact on charter hire rates, ship utilization and ship values, which impact could be amplified if the expansion of LNG production capacity does not keep pace with fleet growth.

In addition, if an active short-term or spot LNG carrier charter market continues to develop, our revenues and cash flows from our LNG carriers may become more volatile and may decline following expiration or early termination of our charters. One of our principal strategies is to enter into multi-year time charters for our LNG carriers. An active short-term or spot charter market may require us to enter into charters based on changing market prices, as opposed to contracts based on fixed rates, which could affect our revenues and cash flows, including cash available for dividends to our shareholders, if we enter into charters during periods when the market price for shipping LNG is depressed. Most shipping requirements for new LNG projects continue to be provided on a multi-year basis, though the level of spot voyages and short-term time charters of less than 12 months in duration has grown in the past few years.

Our effectiveness in attaining accretive charters for our existing LNG carrier at the end of its existing charter or for newbuilding LNG carriers will be determined by the reliability and experience of third-party technical managers.

We have subcontracted all technical management aspects of our LNG operation to Hyundai Merchant Marine (“HMM”) for a fee. Neither Tsakos Energy Management nor TCM has the dedicated personnel for running LNG operations nor can we guarantee that they will employ an adequate number of employees in the future. As such, we are totally dependent on the reliability and effectiveness of third-party managers for whom we cannot guarantee that their employees, both onshore and at-sea are adequate in their assigned role. We cannot guarantee the quality of their services or the longevity of the management contract.

Our earnings may be adversely affected if we do not successfully employ our tankers.

We seek to employ our tankers on time charters, contracts of affreightment, tanker pools and in the spot market in a manner that will optimize our earnings. As of March 31, 2012, 36 of our tankers were contractually committed to period employment with remaining terms ranging from one month to eleven years. Although these period charters provide steady streams of revenue, our tankers committed to period charters may not be available for spot voyages during an upswing in the tanker industry cycle, when spot voyages may be more profitable. If we cannot re-charter these vessels on long-term period charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer.

Fuel prices may adversely affect our profits.

While we do not bear the cost of fuel or bunkers, under time and bareboat charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under spot charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability of our business.

Our significant investment in ice-class vessels might not prove successful.

We have made significant investments in building a solid presence in the ice-class tanker market through both building and acquiring ice strengthened vessels. This type of vessel commonly commands a premium to build and/or acquire to compensate for the ice-class features of the hull and engine. The versatility of these vessels allows them to operate not only in ice-bound routes, but also in conventional tanker routes. Usually rates for ice bound trades are at a premium to conventional tanker trades for the period the vessel operates in such demanding conditions. Ice-class vessels do not commonly operate throughout the year in such harsh environments. We cannot guarantee that our vessels will operate in ice-class trades for meaningful periods and/or earn rates with premiums sufficient to compensate for the investment made. If our vessels fail to earn any material and sustained ice-class premium, their revenues would derive from conventional routes which we cannot guarantee will be adequate to financially support our ice-class investment.

If our counterparties were to fail to meet their obligations under a charter agreements we could suffer losses or our business could be otherwise adversely affected.

As of April 15, 2012, twenty-eight of our vessels were employed under time charters and one of our vessels was employed under a bareboat charter. The ability and willingness of each of our counterparties to perform its obligations under their charters with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the oil and energy industries and of the oil and oil products shipping industry as well as the overall financial condition of the counterparties and prevailing charter rates. There can be no assurance that some of our customers would not fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult for us to secure substitute employment for the affected vessels, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates given the depressed charter rate levels as of April 15, 2012. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends in the future.

If the charterer under our bareboat charter is unable to perform under the charter, we may lose revenues.

As of April 15, 2012, we had a bareboat charter contract for the Millennium with Hyundai Merchant Marine, a member of the Hyundai group of companies. The financial difficulties that the Hyundai group has faced in the past may still affect HMM’s ability to perform under these charters, which is scheduled to expire in September 2013. This could result in the loss of significant revenue. In addition, we may expand this chartering relationship with HMM to other vessels in our fleet which would ultimately increase our exposure to that particular charterer.

We will face challenges as we diversify and position our fleet to meet the needs of our customers.

We may need to diversify our fleet to accommodate the transportation of forms of energy other than crude oil and petroleum products in response to industry developments and our customers’ needs. Accordingly, the Company is continually exploring opportunities in other areas such as the Liquefied Petroleum Gas (LPG) market and the greater oil onshore / offshore sector, as well as expanding our presence in the LNG market. For example, on March 21, 2011, we ordered two new suezmax DP2 shuttle tankers that are expected to be delivered in the first and second quarter of 2013, respectively, and we are entering into a contract for the construction of an LNG carrier, with delivery in early 2015, together with an option to construct one additional LNG carrier. A shuttle tanker is a specialized vessel designed to transport crude oil and condensates from offshore oil fields to onshore terminal and refineries. As the composition of our fleet continues to change, we may not have adequate experience in transporting these other forms of energy. In addition, if the cost structure of a diversified fleet that is able to transport other forms of energy differs significantly from the cost structure of our current fleet, our profitability could be adversely affected.

We may not have adequate insurance.

In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We believe that we maintain as much insurance on our vessels, through insurance companies, including Argosy, a related party company and P&I clubs as is appropriate and consistent with industry practice. However, particularly in view of the conflicts in Afghanistan, Iraq and elsewhere, and pirate activity off the coast of Africa, we cannot assure you that this insurance will remain available at reasonable rates, and we cannot assure you that the insurance we are able to obtain will cover all foreseen liabilities that we may incur, particularly those involving oil spills and catastrophic environmental damage. In addition, we may not be able to insure certain types of losses, including loss of hire, for which insurance coverage may become unavailable.

We are subject to funding calls by our protection and indemnity clubs, and our clubs may not have enough resources to cover claims made against them.

Our subsidiaries are indemnified for legal liabilities incurred while operating our vessels through membership in P&I clubs. P&I clubs are mutual insurance clubs whose members must contribute to cover losses sustained by other club members. The objective of a P&I club is to provide mutual insurance based on the aggregate tonnage of a member’s vessels entered into the club. Claims are paid through the aggregate premiums of all members of the club, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the club. Claims submitted to the club may include those incurred by members of the club, as well as claims submitted to the club from other P&I clubs with which our P&I club has entered into interclub agreements. We cannot assure you that the P&I clubs to which we belong will remain viable or that we will not become subject to additional funding calls which could adversely affect our profitability.

The insolvency or financial deterioration of any of our insurers or reinsurers would negatively affect our ability to recover claims for covered losses on our vessels.

We have placed our hull and machinery, increased value and loss of hire insurance with Argosy, a captive insurance company affiliated with Tsakos family interests. Argosy reinsures the insurance it underwrites for us with various reinsurers, however, the coverage deductibles of the reinsurance policies periodically exceed the coverage deductibles of the insurance policies Argosy underwrites for us. Argosy, therefore, would be liable with respect to the difference between those deductibles in the event of a claim by us to which the deductibles apply. Although these reinsurers have a minimum credit rating of A, we do not have the ability to independently determine our insurers’ and reinsurers’ creditworthiness or their ability to pay on any claims that we may have as a result of a loss. In the event of insolvency or other financial deterioration of our insurer or its reinsurers, we cannot assure you that we would be able to recover on any claims we suffer.

Our degree of leverage and certain restrictions in our financing agreements impose constraints on us.

We incur substantial debt to finance the acquisition of our vessels. At December 31, 2011, our debt to capital ratio was 62.2% (debt / debt plus equity), with $1.52 billion in debt outstanding. We are required to apply a substantial portion of our cash flow from operations, before interest payments, to the payment of principal and interest on this debt. In 2011, all of our cash flow derived from operations plus an amount from existing cash resources was dedicated to debt service, excluding any debt prepayment upon the sale of vessels. This limits the funds available for working capital, capital expenditures, dividends and other purposes. Our degree of leverage could have important consequences for us, including the following:

•	a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

•	we may be more highly leveraged than our competitors, which may make it more difficult for us to expand our fleet; and

•	any significant amount of leverage exposes us to increased interest rate risk and makes us vulnerable to a downturn in our business or the economy generally.

In addition, our financing arrangements, which we secured by mortgages on our ships, impose operating and financial restrictions on us that restrict our ability to:

•	incur additional indebtedness;

•	create liens;

•	sell the capital of our subsidiaries or other assets;

•	make investments;

•	engage in mergers and acquisitions;

•	make capital expenditures;

•	repurchase common shares; and

•	pay cash dividends.

We have a holding company structure which depends on dividends from our subsidiaries and interest income to pay our overhead expenses and otherwise fund expenditures consisting primarily of advances on newbuilding contracts and the payment of dividends to our shareholders. As a result, restrictions contained in our financing arrangements and those of our subsidiaries on the payment of dividends may restrict our ability to fund our various activities.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

Although relatively stable from 2009 to 2011, LIBOR was volatile in prior years, during which the spread between LIBOR and the prime lending rate widened, at times significantly. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if these rates increase significantly or become significantly volatile once again, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, in certain cases potential lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

We selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

In the past eleven years we have selectively entered into derivative contracts both for investment purposes and to hedge our overall interest expense and, more recently, our bunker expenses. Our board of directors is regularly informed of the status of our derivatives in order to assess that such derivatives are within reasonable limits and reasonable in light of our particular investment strategy at the time we entered into the derivative contracts.

Loans advanced under our secured credit facilities are, generally, advanced at a floating rate based on LIBOR. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our interest rate exposure and the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate or bunker cost exposure, our hedging strategies may not be effective and we may incur substantial loss.

We have a risk management policy and a risk committee to oversee all our derivative transactions. It is our policy to monitor our exposure to business risk, and to manage the impact of changes in interest rates, foreign exchange rate movements and bunker prices on earnings and cash flows through derivatives. Derivative contracts are executed when management believes that the action is not likely to significantly increase overall risk. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 20-F for a description of how our current interest rate swap arrangements have been impacted by recent events.

Our vessels may suffer damage and we may face unexpected dry-docking costs which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs can be both substantial and unpredictable. We may have to pay dry-docking costs that our insurance does not cover. This would result in decreased earnings.

A significant amount of our 2011 revenues was derived from five customers and a significant amount of our 2010 revenues was derived from five customers, and our revenues could decrease significantly if we lost these customers.

In 2011, 14% of our revenues came from Petrobras, 10% of our revenues came from Flopec, 8% of our revenues from BP, 7% from STBL, and 6% from HMM, certain of which were also among our largest customers in 2010. Our inability or failure to continue to employ our vessels at rates comparable to those earned from these customers, the loss of these customers or our failure to charter these vessels otherwise in a reasonable period of time or at all could adversely affect our operations and performance. Although our customers generally include leading national, major and other independent oil companies and refiners, we are unable to assure you that future economic circumstances will not render one or more of such customers unable to pay us amounts that they owe us, or that these important customers will not decide to contract with our competitors or perform their shipping functions themselves.

If we were to be subject to tax in jurisdictions in which we operate, our financial results would be adversely affected.

Our income is not presently subject to taxation in Bermuda, which has no corporate income tax. We believe that we should not be subject to tax under the laws of various countries other than the United States in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers may be subject to tax claims.

Under the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a gross 4% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Internal Revenue Code and the Treasury Regulations thereunder.

We believe that we and our subsidiaries qualified for this exemption for 2011. There are, however, factual circumstances beyond our control that could cause us and our subsidiaries to be unable to obtain the benefit of this tax exemption in future years and thus to be subject to United States federal income tax on United States source shipping income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries. See “Item 10. Additional Information. Tax Considerations—United States federal income tax considerations” for additional information about the requirements of this exemption.

If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our gross U.S.-source shipping revenue, without allowance for deductions, under Section 887 of the Internal Revenue Code. The imposition of such tax could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

If we were treated as a passive foreign investment company, a U.S. investor in our common shares would be subject to disadvantageous rules under the U.S. tax laws.

If we were treated as a passive foreign investment company (a “PFIC”) in any year, U.S. holders of our common shares would be subject to unfavorable U.S. federal income tax treatment. We do not believe that we will be a PFIC in 2012 or in any future year. However, PFIC classification is a factual determination made annually and we could become a PFIC if the portion of our income derived from bareboat charters or other passive sources were to increase substantially or if the portion of our assets that produce or are held for the production of passive income were to increase substantially. Moreover, the IRS may disagree with our position that time and voyage charters do not give rise to passive income for purposes of the PFIC rules. Accordingly, we can provide no assurance that we will not be treated as a PFIC for 2012 or for any future year. Please see “Item 10. Additional Information. Tax Considerations—United States federal income tax considerations—Passive Foreign Investment Company Considerations” in our Annual Report on Form 20-F, incorporated by reference herein for a description of the PFIC rules.

Dividends we pay with respect to our common shares to United States holders would not be eligible to be taxed at reduced U.S. tax rates applicable to qualifying dividends if we were a passive foreign investment company or under other circumstances.

For taxable years beginning prior to January 1, 2013, distributions on the common shares of non-U.S. companies that are treated as dividends for U.S. federal income tax purposes and are received by individuals generally will be eligible for taxation at capital gain rates if the common shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States. This treatment will not be available to dividends we pay, however, if we qualify as a PFIC for the taxable year of the dividend or the preceding taxable year, or to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins 60 days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Internal Revenue Code. We do not believe that we qualified as a PFIC for our last taxable year and, as described above, we do not expect to qualify as a PFIC for our current or future taxable years. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Euro. In 2011, Euro expenses accounted for approximately 49% of our total operating expenses. Declines in the value of the U.S. dollar relative to the Euro, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

The Tsakos Holdings Foundation and the Tsakos family can exert considerable control over us, which may limit your ability to influence our actions.

As of March 31, 2012, companies controlled by the Tsakos Holdings Foundation or affiliated with the Tsakos Group own approximately 39% of our outstanding common shares. The Tsakos Holdings Foundation is a Liechtenstein foundation whose beneficiaries include persons and entities affiliated with the Tsakos family, charitable institutions and other unaffiliated persons and entities. The council which controls the Tsakos Holdings Foundation consists of five members, two of whom are members of the Tsakos family. As long as the Tsakos Holdings Foundation and the Tsakos family beneficially own a significant percentage of our common shares, each will have the power to influence the election of the members of our board of directors and the vote on substantially all other matters, including significant corporate actions.

The Public Company Accounting Oversight Board (PCAOB) is currently unable to inspect the audit work and practices of auditors operating in Greece, including our auditor.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain EU countries do not permit the PCAOB to conduct inspections of accounting firms established and operating in EU countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike the shareholders of most U.S. public companies, our shareholders are deprived of the possible benefits of such inspections.

Risks Related To Our Common Shares

Future sales of our common shares could cause the market price of our common shares to decline.

During 2010, we issued and sold an aggregate of almost 1.2 million common shares pursuant to an at-the-market offering, resulting in net proceeds of $19.7 million, and a further 7.6 million common shares in a follow-on offering raising an additional $85.1 million of net proceeds. Although there were no offerings in 2011, sales of a substantial number of our common shares in the public market, or the perception that these sales could occur, may depress the market price for our common shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

We may issue additional common shares in the future and our shareholders may elect to sell large numbers of shares held by them from time to time. Our authorized capital stock consists of 100,000,000 shares, par value $1.00 per share, of which 46,208,737 common shares are outstanding as of March 31, 2012.

The market price of our common shares may be unpredictable and volatile.

The market price of our common shares may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the tanker industry, market conditions in the tanker industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors, our sales of our common shares and the general state of the securities market. The tanker industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased, or will purchase in the future, at a price greater than or equal to the original purchase price.

We may not be able to pay cash dividends on our common shares as intended.

During 2011, we paid dividends totaling $0.60 per common share. In February 2012 we paid a quarterly dividend of $0.15 per common share and on May 17, 2012 we declared a dividend of $0.15 per common share payable on May 25, 2012 to shareholders of record as of the close of business on May 21, 2012. Subject to the limitations discussed below, we currently intend to continue to pay regular quarterly cash dividends on our common shares. However, there can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we earned a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest that gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Any payment of cash dividends could slow our ability to renew and expand our fleet, and could cause delays in the completion of our current newbuilding program.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay us dividends. In addition, the financing arrangements for indebtedness we incur in connection with our newbuilding program may further restrict our ability to pay dividends. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over us with respect to assets of the affected subsidiary. Investors in our common shares may be adversely affected if we are unable to or do not pay dividends as intended.

Provisions in our Bye-laws, our management agreement with Tsakos Energy Management and our shareholder rights plan would make it difficult for a third party to acquire us, even if such a transaction is beneficial to our shareholders.

Our Bye-laws provide for a staggered board of directors, blank check preferred stock, super majority voting requirements and other anti-takeover provisions, including restrictions on business combinations with interested persons and limitations on the voting rights of shareholders who acquire more than 15% of our common shares. In addition, Tsakos Energy Management would have the right to terminate our management agreement and seek liquidated damages if a board member were elected without having been approved by the current board. Furthermore, our shareholder rights plan authorizes issuance to existing shareholders of substantial numbers of preferred share rights and common shares in the event a third party seeks to acquire control of a substantial block of our common shares. These provisions could deter a third party from tendering for the purchase of some or all of our shares. These provisions may have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Our shareholder rights plan could prevent you from receiving a premium over the market price for your common shares from a potential acquirer.

Our board of directors has adopted a shareholder rights plan that authorizes issuance to our existing shareholders of substantial preferred share rights and additional common shares if any third party acquires 15% or more of our outstanding common shares or announces its intent to commence a tender offer for at least 15% of our common shares, in each case, in a transaction that our board of directors has not approved. The existence of these rights would significantly increase the cost of acquiring control of our company without the support of our board of directors because, under these limited circumstances, all of our shareholders, other than the person or group that caused the rights to become exercisable, would become entitled to purchase our common shares at a discount. The existence of the rights plan could therefore deter potential acquirers and thereby reduce the likelihood that you will receive a premium for your common shares in an acquisition. See “Item 10. Additional Information. Description of Capital Stock—Shareholder Rights Plan” section in our Annual Report on Form 20-F incorporated by reference herein for a description of our shareholder rights plan.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation.

We are a Bermuda corporation. Our Memorandum of Association and Bye-laws and the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) govern our affairs. While many provisions of the Companies Act resemble provisions of the corporation laws of a number of states in the United States, Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. In addition, apart from one non-executive director, our directors and officers are not resident in the United States and all or substantially all of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

In addition, you should not assume that courts in the country in which we are incorporated or where our assets are located would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “predict,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia ShipManagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in the “Risk Factors” described in our Annual Report on Form 20-F.

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors discussed in the “Risk Factors” described in our Annual Report on Form 20-F. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

The net proceeds from the sale of our common shares in this offering, after deducting underwriting discounts and estimated expenses relating to the offering, will be $62.5 million, based on the offering price of $6.50 per share and assuming no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for growth initiatives, including in LNG, working capital and other general corporate purposes. We do not currently plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for the repayment of indebtedness.

SHARE PRICE INFORMATION

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The following table shows the high and low closing prices for our common shares during the indicated periods, all prices have been adjusted to take account of the two-for-one share split which became effective on November 14, 2007.

	HIGH	LOW
2007 (Annual)	$38.90	$22.00
2008 (Annual)	$38.59	$16.71
2009 (Annual)	$22.99	$12.43
2010 (Annual)	$18.06	$9.18
2011 (Annual)	$10.99	$4.78
2010
First Quarter	$18.06	$14.74
Second Quarter	$16.53	$13.10
Third Quarter	$14.88	$12.64
Fourth Quarter	$13.84	$9.18
2011
First Quarter	$10.98	$9.24
Second Quarter	$10.99	$9.87
Third Quarter	$10.13	$5.58
Fourth Quarter	$6.20	$4.78
October	$6.08	$5.31
November	$6.20	$4.86
December	$5.39	$4.78
2012
First Quarter	$8.79	$5.16
January	$6.68	$5.16
February	$6.99	$6.17
March	$8.79	$6.37
Second Quarter(1)	$8.67	$6.73
April(1)	$8.67	$6.73

(1)	Through April 18, 2012.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of December 31, 2011 on an:

•	actual basis,

•

as adjusted basis for our scheduled debt repayments totaling $43.1 million, the drawdown of $28.4 million, being the unused amount under an existing credit facility at December 31, 2011, and our payment of a $6.9 million dividend on February 14, 2012; and

•

as further adjusted basis, giving effect to the issuance and sale of the shares offered hereby at the offering price of $6.50 per share, assuming the underwriters’ option to purchase additional shares is not exercised.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2011 and April 17, 2012.

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	AS OF DECEMBER 31, 2011
	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED
		(UNAUDITED)	(UNAUDITED)
In thousands of U.S. Dollars
Cash
Cash and cash equivalents	$175,708	$154,076	$216,536
Restricted cash	5,984	5,984	5,984

Total cash	$181,692	$160,060	$222,520

Capitalization
Debt:
Long-term secured debt obligations (including current portion)(1)	$1,515,663	$1,500,962	$1,500,962

Stockholders’ equity:
Common shares, $1.00 par value; 100,000,000 shares authorized; 46,208,737 shares issued and outstanding on an actual and as adjusted basis and 56,208,737 shares, issued and outstanding, on an as further adjusted basis	46,209	46,209	56,209

Additional paid-in capital	351,566	351,566	404,026
Accumulated other comprehensive loss	(35,030)	(35,030)	(35,030)
Retained earnings	554,314	547,383	547,383
Non-controlling interest	2,099	2,099	2,099

Total stockholders’ equity	919,158	912,227	974,687

Total capitalization	$2,434,821	$2,413,189	$2,475,649

(1)	All of our indebtedness is secured.

DIVIDEND POLICY

Subject to the limitations discussed below, we intend to pay regular quarterly cash dividends on our common shares. From October 2002, following the listing of our common shares on the NYSE, through April 2010, we paid 16 consecutive semi-annual dividends. Beginning with the payment of a dividend in July 2010, we began paying dividends on a quarterly basis. In April of each year, our Board of Directors will give consideration to the declaration of a supplementary dividend.

On April 17, 2012, our Board of Directors declared a dividend of $0.15 per share payable on May 25, 2012 to shareholders of record on May 21, 2012. Investors in the offering will receive this dividend if they continue to hold the purchased shares at the close of business on the record date.

There can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we earned a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest that gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Of course, any payment of cash dividends could slow our ability to renew and expand our fleet, and could cause delays in the completion of our current newbuilding program.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us.

Under the terms of our existing credit facilities, we are permitted to declare or pay a cash dividend in any year as long as the amount of the dividend does not exceed 50% of our net income for that year. Net income will be determined based on the audited financial statements we deliver to the banks under our credit facilities which are required to be in accordance with U.S. generally accepted accounting principles. This amount can be carried forward and applied to a dividend payment in a subsequent year provided the aggregate amount of all dividends we declare and/or pay after January 1, 1998 does not exceed 50% of our accumulated net income from January 1, 1996 up to the most recent date on which audited financial statements have been delivered under the credit facility. We anticipate incurring significant additional indebtedness in connection with our newbuilding program, which will affect our net income and cash available to pay dividends. In addition, cash dividends can be paid only to the extent permitted by Bermuda law and our financial covenants. See “Item 10. Additional Information. Description of Capital Stock—Bermuda Law—Dividends” and “Item 3. Key Information—Risks Related to our Common Shares—We may not be able to pay cash dividends as intended” in our Annual Report on Form 20-F.

DESCRIPTION OF OUR COMMON SHARES

Please refer to the section entitled “Capital Stock” on page 21 of the accompanying prospectus for a summary description of our common shares being offered hereby, including preferred share purchase rights.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—Tax Considerations.”

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 18, 2012, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of common shares offered under this prospectus supplement:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	6,790,000
Morgan Stanley & Co. LLC	2,000,000
CIS Capital Markets LLC	600,000
Dahlman Rose & Company, LLC	600,000
Brock Securities LLC	10,000

Total	10,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all common shares in the offering if any are purchased, other than those common shares covered by the option to purchase additional shares described below.

We have granted to the underwriters a 30-day option to purchase up to 1,500,000 additional common shares at the public offering price listed on the cover of this prospectus supplement, less the underwriting discounts.

The underwriters propose to offer the common shares at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.1755 per common share. After the public offering, the representative may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Purchase Option	With Purchase Option	Without Purchase Option	With Purchase Option
Underwriting Discounts and Commissions paid by us(1)	$0.2925	$0.2925	$2,340,000	$2,778,750
Expenses payable by us(2)	$200,000	$200,000	$200,000	$200,000

(1)	The underwriters will not receive an underwriting discount or commission on the sale of the 2,000,000 common shares to entities affiliated with the Tsakos Holdings Foundation.

(2)	Reflects net offering expenses of approximately $200,000 after reimbursement by the underwriters of a portion of the offering expenses incurred by us.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date of this prospectus or issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Each of our directors and officers and certain of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The restrictions described in the preceding paragraph do not apply to:

•

transactions by a shareholder relating to common shares or other securities acquired in open market transactions after the completion of this offering; provided that no filing by any party under the Securities Exchange Act of 1934 (the “Exchange Act”) is required or voluntarily made;

•	transfers by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares as a bona fide gift;

•	distributions by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares to limited partners or shareholders of such shareholder; or

•

transfers by a shareholder of common shares or any security convertible into, or exercisable or exchangeable for common shares to any immediate family member of such shareholder or any trust or other entity for the direct or indirect benefit of such shareholder or the immediate family of such shareholder;

provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in the preceding paragraph.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase, which creates a syndicate short position.

The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters is not greater than the number of common shares that they may purchase in their option to purchase additional shares. In a naked short position, the number of common shares involved is greater than the number of common shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing common shares in the open market.

•

Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through their option to purchase additional shares. If the underwriters sell more common shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to the company, for which they have received or will receive customary fees and expenses. In particular, affiliates of Credit Suisse Securities (USA) LLC have extended certain senior secured loans to us, and certain of these senior secured loans are currently not in compliance with the loan-to-value ratio covenants in such loans, which constitute defaults or potential events of default and, together with cross default provisions in various loan and credit facility agreements, could result in the lenders requiring immediate repayment of all such loans and credit facilities, if not waived or cured. For more information, please see “Risk Factors—Risks Related to Our Business—We Are Not in Compliance With Certain Financial Covenants Under Our Secured Credit Facilities.”

Brock Securities LLC, a FINRA member and an underwriter in this offering, will receive a fee of $35,000 for advisory services provided to us.

Bermuda

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”) pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and any other material in relation to the common shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as relevant persons ). The common shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

EXPENSES

The following are estimated expenses of the issuance and distribution of the common shares offered under this prospectus supplement, other than commissions payable to the underwriters, all of which will be paid by us.

SEC Registration Fee	$8,566	*
FINRA Filing Fee	$9,246	*
Printing	$50,000
Legal Fees and Expenses	$125,000
NYSE Supplemental Listing Fee	$55,200
Financial Advisory Fee	$35,000
Accounting Fees and Expenses	$50,000
Miscellaneous	$46,988

Total	$380,000

*	Previously paid.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 17, 2012;

•	The description of our common shares incorporated in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus, the matter of enforcement of judgments in Bermuda and Bermuda tax consequences are being passed upon by Mello Jones & Martin, Hamilton, Bermuda, counsel to Tsakos Energy Navigation Limited. Certain matters related to the offering are being passed upon by Morgan, Lewis & Bockius LLP, New York, New York, for the Company. Certain matters related to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated by reference herein, and are so incorporated in reliance upon such reports, given on the authority of such firm, as experts in accounting and auditing.

The statistical data and other information contained in the section of this prospectus supplement entitled “Prospectus Supplement Summary—Industry Overview” and in our Annual Report on Form 20-F incorporated by reference herein under “Item 5. Operating Financial Review and Prospects-General Market Overview-World Oil Demand/Supply and Trade” have been provided by ICAP Shipping.

PROSPECTUS

$300,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

COMMON SHARES

OFFERED BY THE SELLING SHAREHOLDERS

We may offer debt securities (which may be guaranteed by one or more of our subsidiaries), warrants, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $300,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 14,797,420 common shares using this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of common shares by those shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors ” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 14, 2009.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	general economic and business conditions;

•	global and regional political conditions;

•	acts of terrorism and other hostilities;

•	availability of crude oil and petroleum products;

•	demand for crude oil and petroleum products and substitutes;

•	actions taken by OPEC and major oil producers and refiners;

•	competition in the marine transportation industry;

•	developments in international trade;

•	international trade sanctions;

•	changes in seaborne and other transportation patterns;

•	our ability to find new charters for our vessels at attractive rates;

•	capital expenditures;

•	meeting our requirements with customers;

•	tanker and product carrier supply and demand;

•	interest rate movements; and

•	foreign exchange.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect our future financial results are discussed more fully under “Key Information—Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC which is incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Cyprus, Liberia, Panama or Malta. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time up to $300,000,000 of any combination of the securities described in this prospectus and any selling shareholders may sell up to 14,797,420 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited owns a fleet of modern tankers providing world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Shipping & Trading, S.A., one of the world’s largest independent tanker managers, based on the number of tankers under management.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

The Securities We May Offer

We may use this prospectus to offer up to $300,000,000 of:

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 14,797,420 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Debt Securities

We may issue senior or subordinated debt securities. Senior debt includes our notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Debt securities may bear interest at a fixed or a floating rate based upon one or more indices.

For any particular debt securities we offer, the prospectus supplement will describe the specific designation; the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the conversion terms, if any; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; any specific covenants applicable to the particular debt securities; and any other specific terms.

The senior and subordinated debt will be issued under separate indentures between us and Wells Fargo Bank Minnesota, National Association, as indenture trustee. For a more detailed description of the features of the debt securities, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•

The indentures allow us and our subsidiaries to merge into or to amalgamate or consolidate with another company, or sell our assets substantially as an entirety to another company, provided that certain conditions are met. If any of these events occur, the other company, if it is the survivor of the merger or amalgamation or the purchaser of the assets, would be required to assume our responsibilities for the debt. Unless the transaction resulted in an event of default, we would be released from all liabilities and obligations under the debt securities when the other company assumed our responsibilities.

•

The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change certain of our obligations and those of our subsidiaries that guarantee our obligations, as well as your rights concerning those securities. However, changes to the financial terms of a debt security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that debt security consents to the change.

•

We and those of our subsidiaries that guarantee our debt securities may satisfy our obligations on the debt securities or be released from our and their obligations to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the indenture trustee to pay our obligations under the particular securities when due and by satisfying certain other conditions.

•

The indentures govern the actions of the indenture trustee with regard to the debt securities, including when the indenture trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default

The events of default specified in the indentures include:

•	failure to pay principal or premium, if any, when due;

•	failure to pay required interest for 30 days;

•	failure to make a deposit of any sinking fund payment, if any, when due;

•	failure to perform other covenants for 30 days after notice;

•	failure to pay, or the acceleration of, indebtedness in excess of $50 million;

•	certain events of insolvency or bankruptcy, whether voluntary or not; and

•	any other event of default specified in the prospectus supplement.

Remedies

If there were a default, the indenture trustee or the holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities. If there were a default resulting from certain events of bankruptcy, insolvency or reorganization, amounts payable under any debt securities would become immediately due and payable.

Warrants

We may issue warrants to purchase our debt securities or warrants to purchase our equity securities.

For any particular warrants that we offer, the prospectus supplement will describe the underlying securities into which the warrant is exercisable; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between the Company and one or more warrant agents.

Depositary Shares

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares. The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights. The particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement that will accompany this prospectus.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement, currencies, or commodities. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula.

Units

We may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately, a description of the terms of any unit agreement governing the units, and a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Shares

We may issue our common shares, par value $1.00 per share. Holders of the common shares are entitled to receive dividends when declared by our board of directors. Each holder of common shares is entitled to one vote per share. The holders of common shares have no cumulative voting or preemptive rights.

Preferred Shares

We may issue preferred shares, par value $1.00 per share, the terms of which will be established by our board of directors or a committee designated by the board. Each series of preferred shares will be more fully described in the prospectus supplement that will accompany this prospectus, including the terms of the preferred shares dealing with dividends, redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights. Generally, each series of preferred shares will rank on an equal basis with each other series of preferred shares and will rank prior to our common shares.

Form of Securities

We will generally issue debt securities in book-entry, global form through one or more depositaries, such as The Depository Trust Company. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission (“SEC”). This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 30, 2009;

•	Our Current Report on Form 6-K, filed with the SEC on June 12, 2009;

•	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

We will also incorporate by reference any future filings made with the SEC under the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Three Months Ended March 31, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.4x	3.8x	3.2x	4.1x	7.2x	7.4x

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of new vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled Book-Entry Procedures and Settlement.

General

The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the senior debt indenture and the subordinated debt indenture will be Wells Fargo Bank, National Association. The indentures are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find Additional Information,” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in a prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities and letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any subsidiary guarantees of the subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person or permit any other person to consolidate, amalgamate or merge with or into us; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus,

the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities. Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

•	consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

•

directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

•

the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subsidiary’s obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends, to repurchase or redeem our capital stock;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants or to those of our subsidiaries that may guarantee our debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add additional guarantors of the debt securities;

•	secure the debt securities;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor;

•	make provisions with respect to conversion rights, if any;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor indenture trustee under either indenture;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

•

conform any provision of the indentures to the “Description of Debt Securities” contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to pay additional amounts;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect the ranking on such debt securities;

•	adversely affect the right, if any, to convert such debt securities;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

•

with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000;

•	a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

Unless otherwise stated in an applicable prospectus supplement, the provisions of Section 7.04 of each indenture relating to any reports filed by us and any guarantors with the Trustee and the SEC will not apply to any series of debt securities we issue hereunder.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee reasonable security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Consent to Jurisdiction and Service

The indentures provide that we and any of our subsidiaries that guarantee our debt securities will appoint Marine Services Corporation, 46 Trinity Place, New York, New York 10006 as their agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under Federal or state securities laws in any Federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Marine Services Corporation is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the indenture trustee.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital consists of $100,000,000, divided into 100 million shares, par value $1.00 per share.

Common Shares

As of June 11, 2009, there were 36,906,992 outstanding common shares and outstanding restricted stock units to acquire 294,800 common shares. Holders of our common shares are entitled to receive dividends when declared by our board of directors. Each holder of common shares is entitled to one vote per share. The holders of common shares have no cumulative voting or preemptive rights.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred shares we issue will be set forth in a prospectus supplement. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred shares, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares. As of June 11, 2009, there were no preferred shares outstanding.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the non-executive directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Generally, our Bye-laws may be amended by the directors with the approval of a majority vote of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our non-executive directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

•

the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

•

the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

•

after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

•

any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

•

any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a

combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our common shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

The Bank of New York Mellon serves as transfer agent and registrar for our common shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under Book-Entry Procedures and Settlement.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•

You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depositary Trust Company or DTC, a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 14,797,420 common shares which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus.

PLAN OF DISTRIBUTION

We or a selling shareholder may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers;

•	any securities exchanges on which such offered securities may be listed; and

•	the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we or a selling shareholder will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We or a selling shareholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

To the extent that we or a selling shareholder makes sales to or through one or more underwriters or agents in at-the-market offerings, we or a selling shareholder will do so pursuant to the terms of a distribution agreement with the underwriters or agents. If we or any selling shareholder engage in at-the-market sales pursuant to a distribution agreement, we or the selling shareholder will issue and sell common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or a selling shareholder may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

We may sell our common shares pursuant to dividend reinvestment, share purchase plans and similar plans in which our shareholders as well as other investors may participate. Purchasers of shares under such plans may, upon resales, be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions), in privately negotiated transactions or otherwise. Common shares sold under any such plans may be issued at a discount to the market price of the common shares. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under any such plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions or fees received by these owners in connection with such transactions.

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us or a selling shareholder to one or more institutional purchasers, or through agents designated by us or a selling shareholder from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or a selling shareholder to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we or a selling shareholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling shareholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common shares may be issued upon conversion of or in exchange for debt securities, preferred shares or depositary shares.

Each series of offered securities, other than the common shares which are listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling shareholder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or a selling shareholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us or a selling shareholder in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act of 1933 relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Mello Jones & Martin, Hamilton, Bermuda. The validity of the guarantees of our debt securities by our subsidiaries who may guarantee our debt securities is being passed upon for us by Seward & Kissel LLP, Morgan & Morgan, Montanios & Montanios and Fenech & Fenech. Certain matters of New York law are being passed on by Morgan, Lewis  & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited as of December 31, 2008 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TEN LTD